CERTIFICATE OF INCORPORATION

                                       OF

                              WEALTHHOUND.COM, INC.
                              ---------------------

         The undersigned, a natural person, for the purposes of organizing a corporation under the provisions of the General Corporation Law of the State of Delaware, hereby certifies that:

         FIRST: The name of the corporation is WealthHound.com, Inc. (the "Corporation").

         SECOND: The address, including street number, city and county, of the registered office of the corporation in the State of Delaware is 1013 Centre Road, Wilmington, New Castle County, Delaware 19805; and the name of the registered agent of the corporation in the State of Delaware is Corporation Service Company.

         THIRD: The purpose of the Corporation is to engage in any lawful act or activity for which corporations may be organized under the General Corporation Law of Delaware.

         FOURTH: The Corporation is authorized to issue 200,000,000 shares of common stock, $.001 par value per share, and 5,000,000 shares of preferred stock, $.01 par value per share.

         FIFTH: The name and mailing address of the incorporator is as follows:

                           Brett R. Baker, Esq.
                           Parker Chapin LLP
                           The Chrysler Building
                           405 Lexington Avenue
                           New York, New York 10174

         SIXTH: Whenever a compromise or arrangement is proposed between the Corporation and its creditors and any class of them and/or between the Corporation and its stockholders or any class of them, any court of equitable jurisdiction within the state of Delaware may, on the application in a summary way of the Corporation or of any creditor or stockholder thereof or on the application of any receiver or receivers appointed for the Corporation under
Section 291 of Title 8 of the Delaware Code or on the application of trustees in dissolution or of any receiver or receivers appointed for the Corporation under
Section 279 of Title 8 of the Delaware Code order a meeting of the creditors or class of creditors, and/or of the stockholders or class of stockholders of the Corporation, as the case may be, to be summoned in such manner as said court directs. If a majority in number representing three fourths in value of the creditors or class of creditors, and/or of the stockholders or class of stockholders of the Corporation, as the case may be, agree to any compromise or arrangement and to any reorganization of the Corporation as consequence of such compromise or arrangement, the said compromise or arrangement and the said reorganization shall, if sanctioned by the court to which said application has been made, be binding on all the creditors or class of creditors, and/or on all the stockholders or class of stockholders, of the Corporation, as the case may be, and also on the Corporation.

         SEVENTH: No director shall be personally liable to the Corporation or its stockholders for monetary damages for any breach of fiduciary duty by such director as a director. Notwithstanding the foregoing sentence, a director shall be liable to the extent provided by applicable law, (i) for breach of the director's duty of loyalty to the Corporation or its stockholders, (ii) for acts or omissions not in good faith of law, (iii) pursuant to Section 174 of the Delaware General Corporation Law or (iv) for any transaction from which the director derived an improper personal benefit. No amendment to or repeal of this Article Seventh shall apply to or have any effect on the liability or alleged liability of any director of the Corporation for or with respect to any acts or omissions of such director occurring prior to such amendment.

         EIGHTH: The Corporation shall, to the fullest extent permitted by
Section 145 of the General Corporation Law of the State of Delaware, as the same may be amended and supplemented, indemnify any and all persons whom it shall have power to indemnify under said Section from and against any and all of the expenses (including, without limitation, attorney's fees and expenses), liabilities or other matters referred to in and covered by said Section, and the indemnification provided for therein shall not be deemed exclusive of any other rights to which those indemnified may be entitled under any by-law, agreement, vote of stockholders or disinterested directors or otherwise, both as to action, in such person's official capacity and as to action in another capacity while holding the position giving rise to the entitlement to indemnification, and shall continue as to a person who has ceased to be a director, officer, employee or agent and shall inure to the benefit of the heirs, estate, executors and administrators of any such person.

         NINTH: The Board of Directors of the Corporation shall have the power to adopt, amend or repeal the by-laws of the Corporation.

         I, THE UNDERSIGNED, for the purpose of forming a corporation under the laws of the State of Delaware, do make, file and record this Certificate, and do certify that the facts herein stated are true, and I have accordingly hereunto set my hand this 23rd day of August, 2000.

                                                   /s/ Brett R. Baker
                                                   -----------------------------
                                                   Brett R. Baker
                                                   Sole Incorporator

                                      -2-

                            CERTIFICATE OF AMENDMENT

                                       OF

                          CERTIFICATE OF INCORPORATION

                                       OF

                              WEALTHHOUND.COM, INC.

It is hereby certified that:

                    1. The name of the corporation is WealthHound.com, Inc. (the "Corporation").

                    2. The certificate of incorporation of the Corporation is hereby amended by adding to Article Fourth thereof the following paragraph:

                  "The preferred stock may be issued from time to time in one or more series, with such designations, preferences, conversion rights, cumulative, relative, participating, optional or other rights, qualifications, limitations or restrictions thereof as shall be stated and expressed in the resolution or resolutions providing for the issuance of such preferred stock adopted by the Board of Directors pursuant to the authority granted in this Certificate of Amendment, a copy of which resolution or resolutions shall have been set forth in a certificate made, executed, acknowledged, filed and recorded in the manner required by the laws of the State of Delaware in order to make the same effective."

         3. The amendment of the certificate of incorporation herein certified has been duly adopted in accordance with the provisions of Sections 228 and 242 of the General Corporation Law of the State of Delaware.

Dated: October 17, 2000

                                     WEALTHHOUND.COM, INC.


                                     By: /S/ MICHAEL D. FARKAS
                                         --------------------------------------
                                         Name:    Michael D. Farkas
                                         Title:   Chief Executive Officer